Exhibit 10.1

STOCK REPURCHASE AGREEMENT

THIS STOCK REPURCHASE AGREEMENT (this “Agreement”) is made as of the 20th day of November, 2023, by and between WisdomTree, Inc., a Delaware corporation (the “Company”), and Gold Bullion Holdings (Jersey) Limited, a subsidiary of the World Gold Council and a company incorporated in Jersey with registered number 87321 and whose registered office is at 28 Esplanade, St. Helier, JE2 3QA, Jersey (“Seller”).

WHEREAS, on May 10, 2023, the Company, WisdomTree International Holdings Ltd, Electra Target HoldCo Limited, ETFS Capital Limited, World Gold Council, Seller, Rodber Investments Limited and Graham Tuckwell entered into a Sale, Purchase and Assignment Deed relating to the Gold Receivables which provided for the issuance by the Company to Seller of 13,087 shares of the Company’s Series C Non-Voting Convertible Preferred Stock, par value $0.01 per share (the “Shares”).

WHEREAS, on May 10, 2023, Seller and the Company agreed upon certain rights and restrictions with respect to the Shares as set forth in that certain Investor Rights Agreement (the “IRA”).

WHEREAS, the Company and Seller now seek to effectuate a repurchase of the Shares by the Company from Seller at the Aggregate Purchase Price (as defined below).

WHEREAS, Seller may not Dispose of (as defined in the IRA) any Registrable Securities (as defined in the IRA) at any time except pursuant to the IRA.

WHEREAS, the Company and Seller acknowledge and agree that this Agreement constitutes a Private Placement and Seller desires to transfer and sell all 13,087 Shares to the Company for consideration, as set forth below.

NOW, THEREFORE, in consideration of the premises and mutual agreements hereinafter set forth, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.         Purchase and Sale of the Shares.

1.1       Sale of the Shares. Subject to the terms and conditions of this Agreement, Seller shall sell to the Company at the Repurchase Closing (as defined below) the Shares at an aggregate price of $84,411,150.00 (the “Aggregate Purchase Price”), and the Company shall purchase the Shares from Seller at the Aggregate Purchase Price, such Aggregate Purchase Price to be paid in four installments. The initial consideration payable to Seller at the Repurchase Closing in the total amount of $40,000,000.00 shall be referred to as the “Initial Repurchase Consideration”. The Company shall pay the Aggregate Purchase Price, minus the Initial Repurchase Consideration, in three equal, annual installments on each of the first, second, and third anniversary of the date of this Agreement in accordance with Section 3.10 hereof (the “Deferred Repurchase Consideration”); provided, that if any such anniversary is not a Business Day (defined below), payment shall be made on the immediately following Business Day.

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1.2       Repurchase Closing. The purchase and sale of the Shares shall take place remotely via the exchange of documents and signatures (or their electronic counterparts) on the date of this Agreement (which time and place are designated as the “Repurchase Closing”). At the Repurchase Closing:

(a)       the Company and Seller shall instruct Continental Stock Transfer and Trust Company to transfer the Shares in electronic form to the Company;

(b)       subject to the terms and conditions of this Agreement, the Company shall pay to Seller the Initial Repurchase Consideration, less any applicable withholding, by wire transfer of immediately available funds in accordance with the wire transfer instructions set forth on Exhibit A;

(c)       Seller shall deliver to the Company a duly executed copy of an applicable IRS Form W-8;

(d)       Seller and the Company shall execute a Termination Agreement to terminate the IRA; and

(e)       the Company shall deliver to Seller a certificate from the Company dated as of the date of this Agreement, in form and substance consistent with the requirements of Treasury Regulations Section 1.897-2(h), certifying that the Company is not, and was not at any time during the 5-year period ending on the date of this Agreement, a U.S. real property holding corporation, within the meaning of section 897 of the Internal Revenue Code of 1986, as amended (the “Code”). In addition, the Company shall send Seller by email a proof of mailing of such certificate to the Internal Revenue Service as required under Treasury Regulations Section 1.897-2(h)(2), no later than 20 days after the Repurchase Closing.

2.         Representations and Warranties of Seller. Seller hereby represents and warrants to the Company that:

2.1       Ownership of the Shares. Seller owns all right, title and interest (legal and beneficial) in and to all of the Shares being sold by Seller pursuant to this Agreement free and clear of all liens, including, but not limited to, any lien, pledge, claim, security interest, encumbrance, mortgage, assessment, charge, restriction or limitation of any kind, whether arising by agreement, operation of law or otherwise. Seller has the full power and authority to sell, transfer, convey, assign and deliver the Shares to the Company, and upon delivery and payment of the Initial Repurchase Consideration for such Shares at the Repurchase Closing and the obligation of the Company to pay the Deferred Repurchase Consideration, the Company shall acquire valid and unencumbered title to such Shares to be delivered by Seller hereunder.

2.2       Authorization. Seller has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated by this Agreement.

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2.3       Organization. Seller is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation.

2.4       Enforceability. This Agreement constitutes the valid and legally binding obligation of Seller, enforceable in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other laws of general application affecting enforcement of creditors’ rights generally and (b) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

2.5       Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any foreign, federal, state or local governmental authority on the part of Seller is required in connection with the consummation of the transactions contemplated by this Agreement.

2.6       Compliance with Other Instruments. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, will not result in a material violation of, or default under, or acceleration of any obligation under, any instrument, judgment, order, writ, decree or contract to which Seller may be subject, or an event that results in the creation of any lien, charge or encumbrance upon the Shares being sold by Seller. Seller will have received as of the Repurchase Closing all consents or waivers necessary to transfer the Shares being sold by Seller to the Company and such transfer is not subject to any right of notice, first refusal, preemptive, tag-along or drag-along right or other comparable obligations or restrictions.

2.7       Litigation. There is no action, suit, proceeding or investigation pending or, to Seller’s knowledge, currently threatened, that questions the validity of this Agreement, or the right of Seller to enter into this Agreement or to consummate the transactions contemplated hereby.

2.8       Receipt of Information; Sophisticated Seller; Non-Reliance on the Company. Seller is a sophisticated person familiar with transactions similar to those contemplated by this Agreement. Seller has received all the information Seller considers necessary or appropriate for making an informed decision whether to enter into this Agreement and perform the obligations set forth herein. Seller hereby represents that it has had an opportunity to ask questions and receive answers from the Company regarding the business, properties, prospects and financial condition of the Company. Seller is capable of evaluating the value of the Shares, and hereby confirms that Seller is only relying on the information contained in this Agreement and no other information, whether delivered by the Company or any other person, in making its decision to sell the Shares. Seller acknowledges that none of the Company, any affiliate of the Company or any agent or other representative of the Company or any broker or any other person representing or purporting to represent the Company (a) is acting as a fiduciary or financial or investment advisor to Seller, nor (b) has given Seller any investment advice, opinion or other information on whether the sale of the Shares is prudent. Seller hereby acknowledges that, in full understanding of the foregoing, including the possibility that, at the present time or in the future (including, without limitation, at the time any Deferred Repurchase Consideration is payable), the Shares could be worth substantially more or less than the Aggregate Purchase Price, Seller has voluntarily entered into this Agreement and determined to sell the Shares hereunder. Seller understands that the Company will rely on the accuracy and truth of the foregoing representations, and Seller hereby consents to such reliance.

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2.9       (a) Tax Matters. Seller acknowledges that there may be adverse tax consequences to Seller in consummating the sale of the Shares. Seller has either consulted with Seller’s own tax advisor regarding such tax consequences or has determined voluntarily not to do so in full understanding of the foregoing. Seller is not relying on any statements, representations or any other tax advice of the Company or any of its affiliates, agents, employees, representatives or advisors with respect to any such tax consequences. Further, Seller agrees that Seller, and not the Company, shall be responsible for Seller’s own tax liability that may arise as a result of this Agreement or the transactions contemplated by this Agreement, including all federal, state and local income, capital gain, payroll, employment, transfer and other taxes, and any withholding taxes or related obligations (including interest and penalties) incurred with respect to payments made to Seller (collectively, the “Tax Obligations”), and Seller acknowledges that none of the Company or any of its affiliates, agents, employees, representatives or other advisors are providing any tax advice to Seller. Seller shall provide any tax forms, including IRS Form W-8, or any similar form or information, as may be reasonably necessary to reduce or eliminate any tax withholding, and Seller hereby acknowledges that withholding may apply with respect to the transactions contemplated by this Agreement if Seller fails to provide such necessary tax forms. In addition, Seller agrees to indemnify and hold harmless the Company from and against any Tax Obligations arising, if any, as a result of the transactions contemplated by this Agreement.

(b) The parties agree to treat the repurchase of the Shares as a distribution in full payment in exchange for the Shares under Section 302(a) of the Code and the Company shall not withhold on any payments it makes to the Seller with respect to the transactions contemplated by this Agreement.

3.         Representations and Warranties of the Company. The Company hereby represents and warrants to Seller that:

3.1       Authorization. The Company has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated by this Agreement.

3.2       Organization. The Company is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation.

3.3       Enforceability. This Agreement constitutes the valid and legally binding obligation of the Company, enforceable in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other laws of general application affecting enforcement of creditors’ rights generally and (b) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

3.4       Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any foreign, federal, state or local governmental authority on the part of the Company is required in connection with the consummation of the transactions contemplated by this Agreement.

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3.5       Compliance with Other Instruments. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, will not result in a material violation of, or default under, the certificate of incorporation or bylaws of the Company or any instrument, judgment, order, writ, decree or material contract known to the Company to which the assets of the Company are subject.

3.6       Litigation. There is no action, suit, proceeding or investigation pending or, to the Company’s knowledge, currently threatened, that questions the validity of this Agreement, or the right of the Company to enter into this Agreement or to consummate the transactions contemplated hereby.

3.7       Tax. The Company is solely tax resident in the United States and has no taxable permanent establishment, place of business or other taxable presence in any other jurisdiction, including without limitation the United Kingdom and has not undertaken a transaction or series of transactions to achieve a reduction in UK tax obligation. The purchase of the Shares is not tax deductible for the Company in any jurisdiction for US tax purposes.

3.8       U.S. Real Property Holding Corporation. Neither the Company nor any of its subsidiaries is or has, in the five year period ending on the date hereof, been a U.S. real property holding corporation within the meaning of section 897 of Code.

3.9       No Other Representations or Warranties. Except for the representations and warranties contained in this Section 3, neither the Company nor any other person on behalf of the Company, has made any other express or implied representation or warranty, either written or oral, including, but not limited to, whether the Aggregate Purchase Price represents the fair market value of the Shares.

3.10       Deferred Repurchase Consideration.

(a)       On the twelve (12) month anniversary of the Repurchase Closing or in the event the twelve (12) month anniversary of the Repurchase Closing is not a Business Day, the immediately following day that is not a Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed (each a “Business Day”), the Company shall pay to Seller $14,803,716.67 U.S. Dollars (the “First Deferred Purchase Price Payment”) by wire transfer of immediately available funds in accordance with the wire transfer instructions set forth on Exhibit A, or such other account as notified to the Company by the Seller no less than five (5) Business Days prior to such payment date.

(b)        On the twenty-four (24) month anniversary of the Repurchase Closing or the immediately following Business Day in the event the twenty-four (24) month anniversary of the Repurchase Closing is not a Business Day, the Company shall pay to Seller $14,803,716.67 U.S. Dollars (the “Second Deferred Purchase Price Payment”) by wire transfer of immediately available funds in accordance with the wire transfer instructions set forth on Exhibit A, or such other account as notified to the Company by the Seller no less than five (5) Business Days prior to such payment date.

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(c)       On the thirty-six (36) month anniversary of the Repurchase Closing or the immediately following Business Day in the event the thirty-six (36) month anniversary of the Repurchase Closing is not a Business Day, the Company shall pay to Seller $14,803,716.66 U.S. Dollars (the “Third Deferred Purchase Price Payment” and together with the First Deferred Purchase Price Payment and the Second Deferred Purchase Price Payment, each a “Deferred Purchase Price Payment and, collectively the “Deferred Purchase Price Payments”) by wire transfer of immediately available funds in accordance with the wire transfer instructions set forth on Exhibit A, or such other account as notified to the Company by the Seller no less than five (5) Business Days prior to such payment date.

(d)       In the event that a Deferred Purchase Price Payment is not paid by the Company to the Seller within ten (10) Business Days of such payment becoming due, the applicable Deferred Purchase Price Payment shall bear interest payable to the Seller at a rate of 10% through the date of actual payment of the Deferred Purchase Price Payment (calculated daily on the basis of a year of 365 days and the actual number of days elapsed, compounding monthly). The accrual and payment of interest shall not be deemed to cure or waive any rights of Seller for non-payment of the Deferred Purchase Price otherwise due.

4.         Release.

4.1       Seller Release Generally. Effective as of the Repurchase Closing, and in partial consideration of the consummation of the transactions set forth herein, Seller (on behalf of itself and its donors, executors, administrators, equityholders, directors, officers, members, managers, partners, agents, employees, attorneys, consultants, creditors, subsidiaries, affiliates, representatives and professional advisors and their respective predecessors, successors and assigns) (collectively, including Seller, the “Seller Releasors”), hereby forever fully, irrevocably and unconditionally releases and discharges (i) the Company, its affiliates, subsidiaries (direct and indirect), directors, officers, employees, agents, and representatives (collectively, the “Seller Released Parties” and, individually, a “Seller Released Party”) from any and all actions, suits, claims, demands, debts, sums of money, accounts, reckonings, bonds, bills, covenants, contracts, controversies, promises, judgments, liabilities or obligations of any kind whatsoever in law or equity and causes of action of every kind and nature, or otherwise (including, claims for damages, costs, expenses, and attorneys’, brokers’ and accountants’ fees and expenses), arising out of or relating to events, facts, conditions or circumstances existing or arising on or prior to the Repurchase Closing, in each case, to the extent related to the Shares, which Seller Releasors can, shall or may have against the Seller Released Parties, whether known or unknown, suspected or unsuspected, unanticipated as well as anticipated and that now exist (collectively, “Released Claims”). In executing this Agreement, Seller acknowledges that it has been informed that the Company and/or its subsidiaries may from time to time, among other things, enter into commercial agreements, release new product offerings, enter into agreements for additional financing, or enter into agreements for the sale of the Company and/or its subsidiaries or all or a portion of the Company’s or its subsidiaries’ assets, which may result in or reflect an increase in the market, equity and/or enterprise value of the Company, and that any and all Released Claims arising from or relating to such transactions or such increases in equity value or enterprise value (without limitation) are encompassed within the scope of this release, and that the sole exceptions to the scope of this release are those set forth in Section 4.3 below. The Seller Released Parties are intended third-party beneficiaries of this Section 4 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto.

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4.2       Company Release Generally. Effective as of the Repurchase Closing, and in partial consideration of the consummation of the transactions set forth herein, Company (on behalf of itself and its donors, executors, administrators, equityholders, directors, officers, members, managers, partners, agents, employees, attorneys, consultants, creditors, subsidiaries, affiliates, representatives and professional advisors and their respective predecessors, successors and assigns) (collectively, including the Company, the “Company Releasors”), hereby forever fully, irrevocably and unconditionally releases and discharges (i) the Seller, its affiliates, subsidiaries (direct and indirect), directors, officers, employees, agents, and representatives (collectively, the “Company Released Parties” and, individually, a “Company Released Party”) from any and all actions, suits, claims, demands, debts, sums of money, accounts, reckonings, bonds, bills, covenants, contracts, controversies, promises, judgments, liabilities or obligations of any kind whatsoever in law or equity and causes of action of every kind and nature, or otherwise (including, claims for damages, costs, expenses, and attorneys’, brokers’ and accountants’ fees and expenses), arising out of or relating to events, facts, conditions or circumstances existing or arising on or prior to the Repurchase Closing, in each case, to the extent related to the Shares, which Company Releasors can, shall or may have against the Company Released Parties, whether known or unknown, suspected or unsuspected, unanticipated as well as anticipated and that now exist (collectively, “Released Claims”). The Company Released Parties are intended third-party beneficiaries of this Section 4 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto.

4.3       Exceptions. Notwithstanding any provision of this Section 4.3 to the contrary, the provisions hereof shall not release or otherwise diminish the obligations of the Company or Seller for claims arising under this Agreement.

5.         Miscellaneous.

5.1       Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

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5.2       Governing Law; Submission to Jurisdiction. This Agreement shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Agreement shall be governed by, the internal laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Delaware. Each of the Company and Seller hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the city of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH OF THE COMPANY AND SELLER HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

5.3       Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument. A signed copy of this Agreement delivered by email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

5.4       Amendment. No provision in this Agreement shall be supplemented, deleted or amended except in a writing executed by an authorized representative of each of the parties hereto.

5.5       Waivers. Waiver by a party of a breach hereunder by another party shall not be construed as a waiver of any subsequent breach of the same or any other provision. No delay or omission by a party in exercising or availing itself of any right, power or privilege hereunder shall preclude the later exercise of any such right, power or privilege by such party. No waiver shall be effective unless made in writing with specific reference to the relevant provision(s) of this Agreement and signed by a duly authorized representative of the party granting the waiver.

5.6       Notices. All notices, instructions and other communications hereunder or in connection herewith shall be in writing, shall be sent to the address of the relevant party set forth in this Section 5.6 and shall be (a) delivered personally, (b) sent by registered or certified mail, return receipt requested, postage prepaid, (c) sent via a reputable nationwide overnight courier service or (d) sent by electronic mail, with a confirmation copy to be sent by registered or certified mail, return receipt requested, postage prepaid. Any such notice, instruction or communication shall be deemed to have been delivered upon receipt if delivered by hand, three (3) Business Days after it is sent by registered or certified mail, return receipt requested, postage prepaid, one (1) Business Day after it is sent via a reputable nationwide overnight courier service or when transmitted with electronic confirmation of receipt, if transmitted by electronic mail (if such transmission is made during regular business hours of the recipient on a Business Day; or otherwise, on the next Business Day following such transmission). Any party may change its address by giving notice to the other parties in the manner provided above.

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The Seller:

Gold Bullion Holdings (Jersey) Limited

28 Esplanade

St. Helier

JE2 3QA

Jersey

Attention: Directors

With a copy (which shall not constitute notice) to: Legalnotices@gold.org

With a copy (which shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, NY 10006

Attention: Glenn P. McGrory

Email: GMcGrory@cgsh.com

The Company:

WisdomTree, Inc.

250 West 34th Street, 3rd Floor

New York, NY 10119

Attention:	Marci Frankenthaler, Chief Legal Officer

Legal Department

E-mail:	mfrakenthaler@wisdomtree.com; and

legalnotice@wisdomtree.com

With a copy (which shall not constitute notice) to:

Goodwin Procter LLP

100 Northern Ave.

Boston, MA 02210

Attention:	Jocelyn Arel
E-mail:	JArel@goodwinlaw.com

5.7       Severability. If, under applicable law, any provision hereof is invalid or unenforceable, or otherwise directly or indirectly affects the validity of any other material provision(s) of this Agreement in any jurisdiction (“Modified Clause”), then, it is mutually agreed that this Agreement shall endure and that the Modified Clause shall be enforced in such jurisdiction to the maximum extent permitted under applicable law in such jurisdiction; provided, that the parties shall consult and use all reasonable efforts to agree upon, and hereby consent to, any valid and enforceable modification of this Agreement as may be necessary to avoid any unjust enrichment of either party and to match the intent of this Agreement as closely as possible, including the economic benefits and rights contemplated herein.

5.8       Headings; Nouns and Pronouns; Section References. Headings in this Agreement are for convenience of reference only and shall not be considered in construing this Agreement. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of names and pronouns shall include the plural and vice-versa. References in this Agreement to a section or subsection shall be deemed to refer to a section or subsection of this Agreement unless otherwise expressly stated.

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5.9       Assignment. Neither this Agreement nor any rights or duties of a party hereto may be assigned by such party, in whole or in part, without (a) the prior written consent of the Company in the case of any assignment by Seller; or (b) the prior written consent of Seller in the case of an assignment by the Company.

5.10       No Strict Construction. This Agreement has been prepared jointly and will not be construed against any party.

5.11       Remedies. The rights, powers and remedies of the parties under this Agreement are cumulative and not exclusive of any other right, power or remedy which such parties may have under any other agreement or law. No single or partial assertion or exercise of any right, power or remedy of a party hereunder shall preclude any other or further assertion or exercise thereof.

5.12       Specific Performance. The Company and Seller hereby acknowledge and agree that the rights of the parties hereunder are special, unique and of extraordinary character, and that if any party refuses or otherwise fails to act, or to cause its affiliates to act, in accordance with the provisions of this Agreement, such refusal or failure would result in irreparable injury to the Company or Seller, as the case may be, the exact amount of which would be difficult to ascertain or estimate and the remedies at law for which would not be reasonable or adequate compensation. Accordingly, if any party refuses or otherwise fails to act, or to cause its affiliates to act, in accordance with the provisions of this Agreement, then, in addition to any other remedy which may be available to any damaged party at law or in equity, such damaged party will be entitled to seek specific performance and injunctive relief, without posting bond or other security, and without the necessity of proving actual or threatened damages, which remedy such damaged party will be entitled to seek in any court of competent jurisdiction.

5.13       Entire Agreement. This Agreement (including its exhibits) constitutes the entire agreement and understanding among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings related to such subject matter.

5.14       Expenses. The Company and Seller shall be responsible for and shall pay all costs and expenses that such party incurs with respect to the negotiation, execution, delivery and performance of this Agreement and the transactions hereby contemplated.

5.15       Finder’s Fee. Seller represents that it has not entered into any agreements for which the Company would be liable for finders’ fees or commissions in connection with this transaction or any other transaction contemplated by the IRA. Seller agrees to indemnify and hold harmless the Company from any liability for any commission or compensation in the nature of a finders’ fee (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its directors, stockholders, employees or representatives becomes responsible as a result of Seller’s breach of this Section 5.15.

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5.16       Confidentiality. The Company and Seller each agree that neither it nor any of its affiliates or representatives will issue any press release or public announcement or comment concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other party, except: (i) and only to the extent, upon the advice of outside counsel, disclosure is required by applicable law and only to the extent required by such law (provided, that in the case of this clause (i), the party intending to make such release shall use its commercially reasonable efforts consistent with applicable law to consult with the other party in advance of such release with respect to the text thereof, only disclose the minimum amount required by law to be so disclosed, and request “confidential treatment” or similar treatment thereof), (ii)  the parties may make any disclosure (w) required to be included in its or its affiliates’ financial statements or tax audits or other filings with governmental authorities, (x) required by periodic reporting requirements under the Securities Exchange Act of 1934 or continuous disclosure obligations under other applicable securities laws or under the rules of any securities exchange on which the securities of either party or an affiliate of either party, as applicable, are or will be listed, (y)  to its affiliates or its or their direct or indirect, current or prospective, investors or limited partners and/or (z) by way of any communication by either party or its affiliates to its employees, (provided that, in the case of the foregoing clauses (y) and (z), such recipients are obligated to keep such information confidential); and (iii) disclosures made by way of any statements that are substantially similar to previous press releases, public disclosures or public statements made by the parties in compliance with this Section 5.16.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties have executed and delivered this Stock Repurchase Agreement as of the date first written above.

SELLER:

GOLD BULLION HOLDINGS (JERSEY) LIMITED

By:	/s/ M G Cudlipp
Name:	M G Cudlipp
Title:	Director

COMPANY:

WISDOMTREE, INC.

By:	/s/ Jonathan Steinberg
Name:	Jonathan Steinberg
Title:	Chief Executive Officer

[Signature Page to Stock Repurchase Agreement]

Exhibit A

Wire Transfer Instructions of Seller

Exhibit A to Stock Repurchase Agreement